Exhibit 10.1

SHARE PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

International Chemical Investors S.A., a corporation organized under the laws of Luxembourg, whose registered office is located at 26, rue Philippe II, L-2340 Luxembourg, represented by its authorized representatives Dr. Achim Riemann and Patrick F. Schnitzer,

(hereinafter called the “Buyer”),

PARTY OF THE FIRST PART

AND

Albemarle Corporation, a corporation organized under the laws of the Commonwealth of Virginia, U.S.A., having its principal office at 330 South Fourth Street, Richmond, Virginia 23219 (hereinafter called “Albemarle”), and

Albemarle Overseas Development Corporation, a corporation organized under the laws of the Commonwealth of Virginia, U.S.A., having its principal office at 330 South Fourth Street, Richmond, Virginia 23219 (hereinafter called “AODC”),

(hereinafter collectively called the “Sellers”),

PARTIES OF THE SECOND PART

WITNESSETH:

WHEREAS, the Sellers are the owners of 100% of the shares of Albemarle France, a société par actions simplifiée organized under the laws of France having its registered offices at 95, rue du Général de Gaulle, 68800 Thann, (“ASAS” or the “Company”) which in turn is the owner of all of the share capital of Albemarle PPC, a société par actions simplifiée organized under the laws of France having its registered offices at 95, rue du Général de Gaulle, 68800 Thann (“APPC”);

WHEREAS, APPC is the operator of a chemical complex located in Thann, France;

WHEREAS, Buyer wishes to acquire, and Sellers wish to transfer to Buyer, Sellers’ entire interest in the capital stock of ASAS;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I - SALE OF SHARES, PRICE

1.1 Sale of Shares

Subject to the terms and conditions hereof, the Sellers agree to sell to the Buyer and the Buyer agrees to purchase from the Sellers 15,679 shares of the capital stock of the Company (hereinafter called the “Shares”), which constitute all of the capital stock of the Company, in accordance with the allocation set forth opposite the name of each of the Sellers in Exhibit 1.1 annexed hereto.

1.2 Purchase Price

The purchase price for the Shares shall be one (1) Euro (the “Purchase Price”) to be paid in cash on the Closing Date (defined below).

1.3 Closing

(a) The sale of the Shares (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 25, Avenue Marceau, 75116 Paris or at such other place as the parties may mutually agree, at a date to be mutually agreed by the parties which is no later than ten (10) days after that date upon which all of the conditions precedent set forth at Article IV hereof have been satisfied or waived by mutual agreement (hereinafter called the “Closing Date”). Closing shall be deemed to occur at 23:59 on the Closing Date.

(b) On the Closing Date, the Sellers will deliver to the Buyer duly signed and completed stock powers (ordres de mouvement) in favor of Buyer or its designee covering the Shares, together with such other documents as the Buyer may reasonably request for the purpose of assuring transfer of the ownership of the Shares to the Buyer, including, without limitation, the shareholder registry of the Company duly completed to show the transfer of the Shares to the Buyer.

(c) Within thirty (30) days following the Closing Date, Sellers and Buyer shall conduct or cause to be conducted a physical inventory and verification of cash balances, accounts receivable and accounts payable of APPC, in each case as of the Closing Date, in conformity with the procedures for the determination of Net Working Capital set forth at Exhibit 1.3(c) hereto.

(d) As of the Closing Date, the Buyer shall, upon payment of the Purchase Price, be the owner of the Shares and shall have all rights thereunder.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

2.1 Sellers’ Warranties

In view of the purchase of the Shares by the Buyer, the Sellers hereby represent and warrant as of the date hereof and the Closing Date, irrevocably, jointly and severally, as follows:

(a) Incorporation of the Company

(i) The Company is a société par actions simplifiée (corporation) whose registered office is located at 95, rue du Général de Gaulle, 68800 Thann and which is registered at the Registry of Commerce and Companies of Mulhouse under the number 389 868 613. The Company is duly organized and existing under French law and is not subject to any insolvency or bankruptcy proceedings. The copy of the statuts (articles and by-laws) of the Company, as amended to date, which is annexed hereto as Exhibit 2.1 (a) (i) (the “ASAS By-laws”), is true and complete.

(ii) APPC is a société par actions simplifiée (corporation) whose registered office is located at 95, rue du Général de Gaulle, 68800 Thann and which is registered at the Registry of Commerce and Companies of Mulhouse under the number 775 642 853. APPC is duly organized and existing under French law and is not subject to any insolvency or bankruptcy proceedings. The copy of the statuts (articles and by-laws) of APPC, as amended to date, which is annexed hereto as Exhibit 2.1 (a) (ii) (the “APPC By-laws”), is true and complete.

(b) Share Capital

The Company has a share capital of € 11,947,398, consisting of 15,679 shares, par value € 762 per share, all of which are fully paid-up and validly issued and not subject to any calls or assessments. There are no commitments providing for the issuance of any additional shares of capital stock of the Company (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities. The Sellers are the owners of all of the issued and outstanding shares of the Company.

(c) Title to Shares; Authority

(i) The Sellers have good and marketable title to the Shares and to all of the rights afforded thereby, free of all options, privileges, guarantees, liens and encumbrances, and has full power, authority and capacity to consummate the transactions contemplated by this Agreement (assuming that all necessary authorizations under the ASAS By-laws shall have been obtained). Upon delivery by the Sellers of the Shares against payment as provided for herein, the Buyer will acquire good and marketable title to the Shares free of all options, privileges, guarantees, liens and encumbrances.

(ii) Each of the Sellers and/or the Company and/or APPC, as applicable, has full power and authority to execute this Agreement and the Ancillary Agreements (as defined below) to which it is, or is specified to be, a party and to consummate the

Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Sellers and/or the Company and/or APPC, as applicable, of this Agreement or the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Sellers and/or the Company and/or APPC, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of the Sellers, and/or the Company and/or APPC, as applicable, enforceable against them in accordance with its terms. The execution and consummation of the transactions contemplated by this Agreement have not resulted, and will not result, in a breach or default of the terms of any law, regulation, agreement or instrument, or any order, judgment or decree of any court or any arbitration award by which any Seller and/or the Company and/or APPC is bound.

(d) Subsidiaries and Affiliates

Except as indicated in Exhibit 2.1(d)(i), the Company has no subsidiaries or any holdings or other interests in any corporation, association, enterprise or other legal entity. APPC has a share capital of € 7,274,880, consisting of 454,680 shares, par value € 16 per share, all of which are fully paid-up and validly issued and not subject to any calls or assessments. There are no commitments providing for the issuance of any additional shares of capital stock of APPC (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities. The Company owns all of the issued and outstanding shares of APPC, free and clear of all options, privileges, guarantees, liens and encumbrances.

APPC owns all of the shares of capital stock of Albemarle Chimie SAS (“Albemarle Chimie”), a French société par actions simplifiée organized under the laws of France having its registered offices at 95, rue du Général de Gaulle, 68800

Thann, free and clear of all options, privileges, guarantees, liens and encumbrances. There are no commitments providing for the issuance of any additional shares of capital stock of Albemarle Chimie (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities. Albemarle Chimie has never conducted any business operations, has never had any significant tangible or intangible assets, has never had employees and, to the best knowledge of Sellers, there are no claims pending or threatened against Albemarle Chimie. The copy of the statuts (articles and by-laws) of Albemarle Chimie, as amended to date, which is annexed hereto as Exhibit 2.1 (d)(ii) (the “Albemarle Chimie By-laws”), is true and complete.

(e) Title to Assets

The Company owns no assets other than (i) the shares in APPC; (ii) cash and cash equivalents disclosed on the Unaudited Interim Balance Sheet; and (iii) 99% of the shares of capital stock of the Belgian Marketing Subsidiary. APPC has no assets or liabilities other than (i) those relating to the chemical complex located in Thann, France and the operations thereof; (ii) all of the shares of capital stock of Albemarle Chimie; and (iii) 1% of the shares of capital stock of the Belgian Marketing Subsidiary. Except with respect to certain software licenses, all current assets, movable or unmovable properties, installations, equipment and any and all rights to use or retain any properties, used or owned or otherwise retained by APPC (the “Assets”) are either fully owned, or are used or retained by APPC under the terms of a valid lease or license agreement, and such Assets are not subject to any encumbrances except as provided in Exhibit 2.1(e).

(f) Conduct of business since June 30, 2006

Since June 30, 2006 until the execution of this Agreement, except as (i) set forth in Exhibit 2.1(f), (ii) with respect to indebtedness, to the extent such indebtedness is included within the calculation of Net Working Capital or (iii) with respect to other matters, to the extent consistent with the ordinary course of business of APPC, none of the events referred to in Articles 3.2(b) through 3.2(j) has occurred with respect to the Company or APPC.

(g) Unaudited Balance Sheet as of June 30, 2006

Attached at Exhibit 2.1(g) is an unaudited consolidated balance sheet of the Company as of June 30, 2006 (the “Unaudited Interim Balance Sheet”). To the best of Sellers’ knowledge, the Unaudited Interim Balance Sheet (i) was prepared in accordance with the books of account and other financial records of the Company, (ii) gives a true and fair view of the assets, liabilities and financial condition of the Company and APPC as of June 30, 2006, and (iii) has been prepared in accordance with the applicable French accounting principles applied on a basis consistent with the past practices of the Company. The parties acknowledge and agree that the Unaudited Interim Balance Sheet does not reflect any reserves, accruals or liabilities for potential environmental liabilities, and that any such future liability shall not result in a breach of this warranty.

(h) General

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS OR WARRANTIES MADE BY SELLERS WITH RESPECT TO THE SUBJECT MATTER HEREOF TO THE EXCLUSION OF ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, WHETHER UNDER LAW OR TRADE USAGE.

2.2 Buyer’s Warranties

In view of the agreements set forth herein of the Sellers, the Buyer hereby represents and warrants as of the date hereof and the Closing Date, irrevocably, as follows:

(a) Incorporation

Buyer is a corporation whose registered office is located at 26, rue Philippe II, L-2340 Luxembourg and which is registered at the Registry of Commerce and Companies of Luxembourg under the number B 105 416. Buyer is duly organized and existing under the laws of Luxembourg and is not subject to any insolvency or bankruptcy proceedings.

(b) Authority

Buyer has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will, after the Closing constitute, the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. The execution and consummation of the transactions contemplated by this Agreement have not resulted, and will not result in, a breach or default of the terms of any law, regulation, agreement or instrument, or any order, judgment or decree of any court or any arbitration award by which the Buyer is bound.

(c) General

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS OR WARRANTIES MADE BY THE BUYER WITH RESPECT TO THE SUBJECT MATTER HEREOF TO THE EXCLUSION OF ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, WHETHER UNDER LAW OR TRADE USAGE.

2.3 Any claims brought under this Article II must be notified in reasonable detail in writing by the party asserting the claim within one (1) year following the Closing Date.

ARTICLE III - OBLIGATIONS OF PARTIES PRIOR TO CLOSING DATE

3.1 Guarantees

On or as soon as possible after the Closing Date, the Buyer shall cause the Company and/or APPC to put in place or cause to be put in place financial guarantees which satisfy in form and substance the requirements of the guarantee holder, in substitution for those financial guarantees listed in the attached Exhibit 3.1 which are currently in place for the account of Sellers (the “Guarantees”). Buyer shall cause the Company and/or APPC to assist the Sellers in obtaining such formal releases as may be required in order to terminate all of the Guarantees currently in place and shall promptly indemnify Sellers or their affiliates for any losses suffered by them by reason of the exercise of any of such Guarantees during the period commencing on the Closing Date and ending on the date such Guarantees are terminated.

3.2 Conduct of Business

Between the date of this Agreement and the Closing Date, Sellers will cause each of the Company and APPC to:

(a) carry on its business with due care and in the ordinary course;

(b) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, make no change in the ASAS By-laws or the APPC By-laws, nor in its capital, nor create any rights or options relating to its capital;

(c) except as set forth in Exhibit 3.2(c) and except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from making any increase in the remuneration of its officers, directors, salaried employees or agents (except as provided by law), or any increase in employment benefits, such as bonuses, profit sharing, pensions, or other retirement benefits, or similar provisions;

(d) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from selling or transferring any assets, tangible or intangible, or releasing any of its rights or claims (except for the disposal of tangible personal property or the cancellation of rights or claims in the ordinary course of business), refrain from incurring any obligations or commitments not in the ordinary course of business or subject to abnormal conditions, or refrain from liquidating, on conditions not consistent with prudent management, any obligations or commitments made prior to the date hereof.

(e) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from subjecting any of its assets or properties (whether tangible or intangible) to any encumbrances of a material nature;

(f) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, terminate any material agreement to which it is a party as of the date hereof;

(g) except as set forth in Exhibit 3.2(g) and except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from making any loan or advance to, or guaranteeing any indebtedness of, or otherwise incurring any indebtedness not included in the calculation of Net Working Capital hereunder on behalf of itself or any person;

(h) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from making any capital expenditures or commitment for any capital expenditure, unless such capital expenditure has already been approved in the budget of the Company or APPC delivered to the Buyer prior to the date hereof;

(i) except as requested or agreed to in writing by the Buyer or provided for in this Agreement, refrain from hiring, firing, revoking or modifying the responsibilities, functions or assignment of any employee, contractor, corporate or executive officer; or

(j) refrain from taking any other action which could cause any representation or warranty set forth in this agreement to be untrue as of the Closing Date.

3.3 Access

Sellers confirm that until the Closing Date, Sellers will cause the Company and APPC to give to the Buyer and its representatives and counsel full access to the properties, books and records of the Company and APPC, and will furnish to the Buyer of all such documents and all such financial and other information with respect to the operations of the Company and APPC as the Buyer, its representatives or counsel reasonably deem necessary in order to evaluate the Company’s or APPC’s financial and legal condition.

3.4 Amendments to the By-laws

Sellers shall take all necessary steps to convene shareholders’ meetings for the purpose of amending the ASAS By-laws, the APPC By-laws and the Albemarle Chimie Bylaws to change their respective corporate names and to make the other modifications required in order to conform to the form of By-laws annexed hereto as Exhibit 3.4.

3.5 Officers

Sellers shall, if requested by the Buyer, take all necessary steps to cause the présidents and directeurs généraux of the Company and APPC to resign, as of the Closing Date, such resignation to include a full release of the Company or APPC from any claim that such présidents and directeurs généraux may or might have against the Company or APPC, as applicable, and to appoint, as of the Closing Date, new officers designated by the Buyer.

3.6 Transfer of Indebtedness

Sellers shall, on or before the Closing Date, transfer, or cause to be transferred, for the nominal consideration of one (1) Euro, to Buyer or its nominee all right, title and interest in and to the indebtedness owing by ASAS to Albemarle Corporation in the original principal amounts of FF 596,385,990, as evidenced by those certain promissory notes dated February 4, 1993 and April 1, 1993, respectively, copies of which are attached hereto at Exhibit 3.6.

3.7 Certain Transfers

On or before the Closing Sellers shall have:

(a) transferred or caused to be transferred to APPC all those items associated with potassium and chlorine (PCC), including, without limitation, sales, distributor and agency contracts, fixed assets, permits, intellectual property and know-how, currently held by Sellers or one or more of their affiliates, other than Jordan Bromine Company (“JBC”). In the event that it appears after the Closing that any such items have not been transferred to APPC, Sellers shall promptly transfer or cause to be transferred the relevant items to APPC free of charge;

(b) except as set forth in Article 3.7(c) below, entered into agreements whereby those Albemarle group contracts with third parties currently benefiting APPC, a comprehensive list of which is attached at Exhibit 3.7(b), shall be terminated as of the Closing Date as concerns APPC;

(c) entered into agreements whereby those Albemarle group contracts with third parties currently benefiting APPC identified at Exhibit 3.7(c) shall be continued for the periods set forth in such Exhibit 3.7(c) as concerns APPC;

(d) in partial consideration of the payments to be made by Sellers or their respective affiliates hereunder, transferred, or caused to be transferred to an affiliate of Sellers other than the Company or APPC:

(i) all sales, distribution and agency contracts and authorizations related to bromine fine chemicals (“BFC”). In the event that it appears after the Closing that any such items have not been transferred to an affiliate of Sellers other than the Company or APPC, Buyer shall promptly transfer or cause to be transferred the relevant items to such affiliate free of charge;

(ii) the employment contracts of those APPC employees not dedicated to the PCC business identified at Exhibit 3.7(d)(ii); provided, however, that if such transfers cannot occur prior to the Closing, then the parties shall cooperate to cause such transfers to occur as soon as practical thereafter.

All of the costs arising in connection with, or as a result of, any of the transfers referred to in this Article 3.7 shall be borne solely by Sellers and, to the extent they are actually incurred by the Company or APPC, shall be promptly reimbursed to the Company or APPC, as the case may be.

3.8 Ancillary Agreements

At or prior to the Closing, Sellers and Buyer shall execute and deliver, or cause one or more of their respective affiliates to execute and deliver, the following agreements (the “Ancillary Agreements”):

(a) an agreement for the production or toll manufacturing of certain products (the “Contract Manufacturing Agreement”) in the form of Exhibit 3.8 (a) hereto;

(b) a transitional services agreement (the “Transitional Services Agreement”) in the form of Exhibit 3.8 (b) hereto;

(c) a sales agreement (the “Sales Agreement”) between APPC and Albemarle Europe Sprl in the form of Exhibit 3.8 (c) hereto;

(d) a termination and transfer agreement (the “Transfer Agreement”) between APPC and Albemarle Corporation in the form of Exhibit 3.8(d) hereto.

3.9 Certain Employees

On or before the Closing, Sellers shall, upon the instructions of Buyer, incorporate or cause to be incorporated a limited liability company (S.P.R.L.) under Belgian law (the “Belgian Marketing Subsidiary”) with a capital of €18,550, which shall be a direct wholly-owned subsidiary of the Company, except for 1% of the capital which shall be held by APPC. On or before the Closing, Sellers shall exercise reasonable efforts to transfer or cause to be transferred to the Belgian Marketing Subsidiary the employees of Sellers’ affiliates identified at Exhibit 3.9 hereto. If Sellers are unable to effectuate all or a portion of such transfers, Sellers shall provide equivalent marketing services as provided in the Transitional Services Agreement.

ARTICLE IV - CONDITIONS PRECEDENT

The obligation of the Buyer to purchase and pay for the Shares and the obligation of the Sellers to transfer the Shares are subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

4.1 Authorizations

All necessary governmental authorizations with respect to the transactions contemplated hereby shall have been received, shall be in effect and shall conform in all respects with all authorizations requested by the Buyer. Only the Buyer shall be entitled to waive satisfaction of this condition.

4.2 Covenants

Each of Sellers and Buyer shall have performed all of the respective obligations to be performed by them hereunder on or before the Closing Date, and Sellers shall have furnished to the Buyer and the Buyer shall have furnished to Sellers a covenant compliance certificate, dated the Closing Date, in the form annexed hereto as Exhibit 4.2. Buyer shall be entitled to waive compliance with this condition by Sellers, and Sellers shall be entitled to waive compliance with this condition by Buyer.

4.3 Representations

All representations and warranties made by the Buyer and the Sellers in this Agreement shall be true and correct in all respects as of the Closing Date. Buyer shall be entitled to waive compliance with this condition by Sellers, and Sellers shall be entitled to waive compliance with this condition by Buyer.

4.4 No Litigation

No action or proceeding shall have been initiated or threatened before a court, arbitration tribunal or governmental body or by any public authority to restrain or prohibit the transactions contemplated hereby. Only the Buyer and Sellers, acting jointly, shall be entitled to waive this condition precedent.

ARTICLE V - POST-CLOSING COVENANTS

5.1 Payments

(a) After the Closing of the transaction contemplated by this Agreement, Sellers shall pay or cause to be paid to the Company or APPC, as directed by Buyer, an amount equal to the difference between Thirty Three Million Euros (€ 33,000,000) less the amount of Net Working Capital as of the Closing as defined in Exhibit 1.3(c), such amount to be paid in equal installments on the first day of the seventh (7th) through the eighteenth (18th) months following the Closing; provided, however, that Sellers shall have no obligation to make any such payment if at any time during such eighteen-month period (i) Buyer, ASAS and APPC are no longer commercially operating the chemical facility of APPC at Thann or have announced any plan to close such operations or (ii) ASAS or APPC shall have paid any dividends or made any other loans, payments or like distributions to shareholders.

(b) Anything in Article 5.1(a) above notwithstanding, if the Company has less than ten million euros (10,000,000 euros) in cash on a consolidated basis as of the Closing, Sellers will, within five (5) business days after the determination of such Net Working Capital, pay to the Company or APPC, as directed by Buyer, the difference between ten million euros (10,000,000 euros) and the amount of cash held by the Company on a consolidated basis as of the Closing, and any such payment shall be included in the determination of Net Working Capital as of the Closing Date for purposes of this Article 5.1.

5.2 Taxes

(a) For any taxable period of ASAS or APPC that ends on or before the Closing Date, Sellers shall timely prepare and Buyer or Sellers, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. All such Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable law. Buyer shall furnish tax work papers to Sellers upon request in accordance with Seller’s past custom and practice. Sellers shall pay all Taxes due with respect to such Tax Returns less any reserves for such taxes included in the Unaudited Interim Balance Sheet which are taken into account as a liability in the calculation of Net Working Capital. Any Tax Returns to be filed by Buyer, ASAS or APPC shall be furnished by Sellers to Buyer, ASAS or APPC, as appropriate, for signature and filing at least five (5) days prior to the due date for filing such Tax Return and Buyer, ASAS or APPC, as the case may be, shall promptly sign and timely file any such Tax Return.

(b) For any Straddle Period, Buyer shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Sellers shall reimburse Buyer for any amount owed by Sellers with respect to the taxable periods covered by such Tax Returns as follows:

The portion of any Tax relating to the Straddle Period that shall be reimbursed by the Sellers shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (whether tangible, intangible, real or personal), deemed equal to the amount which would be payable if the taxable period ended on the Closing Date, provided, however, that in the event that the total amount of the relevant Taxes for the entire Straddle Period is equal to zero, then Sellers shall have no reimbursement obligation under this Agreement with respect to such Taxes;

(ii) in the case of Taxes that are imposed on a periodic basis with respect to assets, or otherwise measured by the level of any item, shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(iii) the amount to be reimbursed shall be reduced by any amounts reserved for such taxes included in the Unaudited Interim Balance Sheet which are taken into account as a liability in the calculation of Net Working Capital.

All such Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable law. No later than 30 days prior to the filing of any Tax Return of or with respect to ASAS or APPC relating to a Straddle Period required to be filed by Buyer, Buyer shall deliver a draft of such Straddle Period Tax Return to Sellers for Sellers’ review and comment, together with a statement setting forth the amount owed by Sellers with respect to such Tax Return under this Section 5.2. Subject to the immediately following sentence, within the later of (i) 30 days after receipt of the draft of such Straddle Period Tax Return and (ii) five days before such payment is due with respect to such Straddle Period Tax Return, Sellers shall remit to Buyer the amount shown on such statement as being due from Sellers. If Sellers in good faith disagree with Buyer’s determination of such amount, Buyer and Sellers shall meet and work together in good faith to agree upon such amount. Sellers shall promptly pay to Buyer such amount, as so determined. No later than 30 days after filing any such Tax Return of or with respect to ASAS or APPC, Buyer shall deliver a copy of such Tax Return to Sellers. Each party shall pay to the other party any refund received (whether by payment, credit, offset or otherwise) in respect of any Taxes for which the other party is responsible under this Section 5.2 within 30 days.

(c) Sellers shall be responsible for filing any amended, group, consolidated, or combined Tax Returns for taxable periods ending on or prior to the Closing Date. For those jurisdictions in which separate returns are filed by ASAS or APPC, any required amended Tax Returns shall be prepared by Sellers and furnished to Buyer, ASAS or APPC, as the case may be, for signature and filing no less than twenty (20) days prior to the due date for taxable periods ending on or prior to the Closing Date and Buyer, ASAS or APPC shall sign and timely file any such amended Tax Return. All such amended Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable law.

(d) Buyer shall, and shall cause ASAS and APPC to provide information to Sellers necessary for the preparation of all Tax Returns required to be prepared or filed by Sellers or any of its affiliates. Sellers and Buyer agree (x) to allow (and Buyer shall cause ASAS and APPC to allow) each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such tax records so needed and to make available the appropriate personnel with knowledge of such tax records to help answer questions, such activities to be conducted during normal business hours and with the requesting party paying out of pocket expenses only and (y) to offer the other parties such tax records so needed before destroying such tax records.

(e) When used in this Section 5.2, the capitalized terms set forth below shall have the meanings set forth next to them.

“Tax Return” shall mean all returns, declarations, reports, estimates, information returns and statements with respect to Taxes.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Tax” or “Taxes” shall mean all taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

5.3 Corporate Name and Marks

(a) Buyer shall approve, and shall cause ASAS or APPC to approve, as applicable, the modifications to their respective By-laws provided for at Exhibit 3.4 hereof in the course of the shareholders’ meeting convened as provided for at Section 3.4 by Sellers, so that as of Closing the respective corporate names of the Company, APPC and Albemarle Chimie shall no longer include Sellers’ name.

(b) ASAS and APPC shall have a period of not more than sixty (60) days from the Closing Date to exhaust existing stocks of letterhead, invoices, packaging and the like bearing one or more Marks (as defined below) and remove or modify any signage bearing one or more of the Marks. Upon the expiration of such 60-day period, Buyer shall cause ASAS and APPC to cease use of the name “Albemarle” as well as any trade names, logos, trade dress or the like belonging to, or confusingly similar to trademarks, trade names, logos, trade dress or the like belonging to, Sellers’ or any of their affiliates (the “Marks”).

5.4 Non-Solicitation

(a) For a period of two (2) years after the date of this Agreement, except as expressly provided for in this Agreement, the Sellers shall not in any way, directly or indirectly, either on their own account or in conjunction with or on behalf of any person, encourage, solicit or endeavor to entice away from the Company or APPC any person who at the date of this Agreement or at the Closing Date is (or who within a period of one (1) year prior to the Closing Date has been) an officer, manager, employee, agent or consultant of the Company or APPC, whether or not such person would commit a breach of contract by reason of leaving service or office.

(b) Similarly, for a period of two (2) years after the date of this Agreement, except as expressly provided for in this Agreement, the Buyer shall not in any way, directly or indirectly, either on its own account or in conjunction with or on behalf of any person, encourage, solicit or endeavor to entice away from the Sellers or any of their Affiliates having relationships with the Company or APPC any person who at the date of this Agreement or at the Closing Date is (or who within a period of one (1) year prior to the Closing Date has been) an officer, manager, employee, agent or consultant of the Sellers or any of their Affiliates having relationships with the Company or APPC, whether or not such person would commit a breach of contract by reason of leaving service or office.

(c) The restrictions set forth in paragraphs (a) and (b) above shall not preclude the Sellers or the Buyer, as the case may be, from employing any employee who responds to a general public advertisement and/or employees identified and contacted through an employment agency who did not receive from the Sellers or the Buyer, as the case may be, any instructions that such be so contacted specifically.

5.5 Insurance

Sellers undertake to support the assertion of any claims of the Company and APPC which relate to facts and circumstances prior to the Closing Date against their property and general liability insurance policies existing as of the Closing Date (“Sellers Group Insurance”). In relation to the assertion of such claims, Sellers undertake further to give their consent should this consent be required for contractual reasons. Buyer shall cause APPC to exercise all reasonable efforts to procure such insurance as Buyer deems appropriate to cover APPC’s property, operations and associated risks as soon as reasonably practical following the Closing Date. From the Closing Date until the earlier of (i) the date on which APPC obtains property and general liability insurance or (ii) December 31, 2006, APPC shall be entitled to assert claims against Sellers Group Insurance; provided, however, that APPC shall be required to bear the cost for any deductible applicable to such claim(s) under Sellers Group Insurance.

ARTICLE VII - TERMINATION

This Agreement may be terminated by the Buyer or Sellers on or after December 31, 2006 if the Closing has not occurred prior to that date, provided, however, that in the event that this Agreement is so terminated but the Closing did not occur on or prior to December 31, 2006 as a result, in whole or in part, of the breach by a party of its obligations under this Agreement, nothing in this Agreement will limit the other party’s right to claim, and, as the case may be, obtain damages in this respect.

ARTICLE VIII - ASSIGNMENT

The Buyer shall have the right to assign all or part of its rights and obligations under this Agreement to any individual or legal entity of its choice, provided that the Buyer guarantees the performance of the assignee’s obligations. The Sellers shall not have the right to assign all or any part of their rights and obligations under this Agreement without the prior written consent of the Buyer and the joint and several guaranty by the Sellers of the due performance by its assignee(s) of the Sellers’ obligations hereunder.

ARTICLE IX - MISCELLANEOUS PROVISIONS

9.1 Brokers and Finders

Each of the parties represents and warrants to each other party that no person has initiated the negotiations of the transactions contemplated hereby or has participated in the same as a broker or finder, or can claim any commission in relation to said negotiations.

9.2 Expenses

Each party will bear all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of any counsel and independent accountants.

9.3 Governing Law

This Agreement shall be governed by the laws of the Republic of France.

9.4 Arbitration

All disputes arising in connection with this Agreement (including without limitation any dispute arising from an alleged breach of any representations and warranties made under this Agreement, which, if proven, shall entitle the non-breaching party to appropriate damages) shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. Notwithstanding the immediately preceding sentence, any party shall have the right to have recourse to the Pre-arbitral Referee Procedure of the International Chamber of Commerce, and the parties will be bound by the provisions of said Procedure. The proceedings shall be carried out in French and English and the arbitrators (and the Referee, as applicable) shall speak both languages fluently. Arbitration shall take place in Paris, France. The award of the arbitrators shall be final and without appeal. Any competent court can order enforcement.

9.5 Notices

All notices or communications hereunder shall be in writing and shall be given by hand delivery or by mailed by registered mail, with return receipt requested, or by facsimile confirmed by registered mail, with return receipt requested, as follows:

(a) If to the Buyer, to:

International Chemical Investors SA

26, rue Philippe II

L-2340 Luxembourg

Facsimile.: +49 (69) 506 999-11

Attention: Dr. Achim Riemann or Patrick F. Schnitzer

(b) If to Sellers, to:

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia, U.S.A. 23219

Facsimile: +1 (804) 788 6094

Attention: General Counsel

9.6 Miscellaneous

(a) This Agreement shall jointly and severally bind the parties hereto and their respective successors and permitted assigns.

(b) This Agreement cannot be amended except by an instrument in writing signed by each of the parties.

(c) In the event that any party shall refrain at any time from insisting on the execution by the other party of any provision of this Agreement, its right to do so at any later time shall remain fully in effect. In addition, the waiver by any party of its rights in respect of the failure by the other party to execute any provision of this Agreement shall not mean that such party has renounced its rights under such provision or under any other provisions of this Agreement.

(d) Each Exhibit hereto is an integral part of this Agreement.

Executed in three original counterparts at Paris (France) on this 31st day of August, 2006.

Albemarle Corporation		International Chemical Investors SA

By:	/s/ Luther C. Kissam, IV	By:	/s/ Dr. Achim Riemann
	Luther C. Kissam, IV		Dr. Achim Riemann

		By:	/s/ Patrick Schnitzer
Patrick Schnitzer

Albemarle Overseas Development Corporation

By:	/s/ Luther C. Kissam, IV
Luther C. Kissam, IV

LIST OF EXHIBITS

Exhibit 1.1:	List of Sellers and number of shares sold by each of them

Exhibit 1.3(c):	Determination of Net Working Capital

Exhibit 2.1(a)(i):	ASAS By-Laws

Exhibit 2.1(a)(ii):	APPC By-Laws

Exhibit 2.1(d)(i):	Subsidiaries and Affiliates

Exhibit 2.1(d)(ii):	Albemarle Chimie By-Laws

Exhibit 2.1(e):	Encumbrances

Exhibit 2.1(f):	Conduct of Business

Exhibit 2.1(g):	Unaudited Interim Balance Sheet

Exhibit 3.1:	Guarantees

Exhibit 3.2(c):	Employee Compensation

Exhibit 3.2(g):	Loans or Advances

Exhibit 3.4:	Form of By-Laws of the ASAS, as at the Closing Date

Exhibit 3.6:	Transferred Indebtedness

Exhibit 3.7(b):	Terminated Group Contracts

Exhibit 3.7(c):	Continued Group Contracts

Exhibit 3.7(d)(ii):	BFC Employees to be transferred

Exhibit 3.8(a):	Contract Manufacturing Agreement

Exhibit 3.8(b):	Transitional Services Agreement

Exhibit 3.8(c):	Sales Agreement

Exhibit 3.8(d):	Transfer Agreement

Exhibit 3.9:	PCC Employees

Exhibit 4.2:	Form of Covenant Compliance Certificate